Exhibit 10.20

CHANGE IN CONTROL SEVERANCE AGREEMENT

This CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is made and entered into as of this 20th day of February 2024, by and between Empire State Realty Trust, Inc., a Maryland corporation (the “Company”), and Stephen V. Horn (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change of control may arise and that such possibility may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Company desires to ensure Executive’s continued and undivided dedication to Executive’s duties in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1).

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1. Definitions.

(a)     “Accounting Firm” shall have the meaning set forth in Section 7 hereof.

(b)    “Accrued Obligations” shall mean (i) all accrued but unpaid base salary through the Termination Date, (ii) any unpaid or unreimbursed expenses incurred through the Termination Date in accordance with Company policy, subject to submission of written documentation substantiating such expenses, in a form reasonably acceptable to the Company, (iii) any accrued but unused vacation time through the Termination Date in accordance with the applicable Company Group policy and (iv) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein.

(c)     “Agreement” shall have the meaning set forth in the preamble.

(d)     “Board” shall mean the Board of Directors of the Company.

(e)    “Cause” shall mean (i) fraudulent actions by Executive in the conduct of his/her duties for the Company or the conviction of Executive of a felony, (ii) Executive’s gross neglect of, or willful refusal or failure to perform, the duties assigned to him/her (other than by reason of physical or mental incapacity), (iii) Executive’s willful and material breach of any written agreement with the Company where such breach results in material economic injury or reputational harm to the Company, or (iv) Executive’s willful and material breach of the Code of Business Conduct and Ethics of the Company or any member of the Company Group where such breach results in material economic injury or reputational harm to the Company. Any such occurrence described in clause (ii), (iii) or (iv) in the preceding sentence that is curable shall constitute “Cause” only after the Company has given Executive sixty (60) days written notice of such violation, and then only if such occurrence is not cured; provided, however, that Executive shall be provided such additional time as is reasonably necessary to cure if Executive has, within such sixty (60) day period, taken reasonable steps designed to cure such violation. Cause shall not exist without (A) advance written notice provided to Executive of not less than fourteen (14) days prior to the Termination Date setting forth the Company’s intention to consider terminating Executive for Cause including a statement of the anticipated date of termination and the basis for such termination for Cause, (B) an opportunity for Executive, together with Executive’s counsel, to be heard before the Board during the fourteen (14) day period preceding the anticipated date of termination, (C) a duly adopted resolution of the Board stating that the actions of Executive constituted Cause and the basis for such termination for Cause, and (D) a written determination provided by the Board setting forth the acts and/or omissions that form the basis of such termination for Cause. Any resolution or determination made by the Board described in the immediately preceding sentence shall require an affirmative vote of at least a two-thirds majority of the members of the Board (other than Executive if Executive is a Board member) and shall be subject to de novo review by an arbitrator. Any purported termination of employment of Executive by the Company which does not meet each requirement described herein shall be treated for all purposes as a termination by the Company other than by reason of a Nonqualifying Termination.

(f)    “Change in Control” shall have the meaning set forth in the Empire State Realty Trust, Inc. and Empire State Realty OP, L.P. 2019 Equity Incentive Plan.

(g)    “Change in Control Termination Period” shall mean the period of time beginning with a Change in Control following February 20, 2024 and ending two (2) years following such Change in Control.

(h)    “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i)     “Company” shall have the meaning set forth in the preamble hereto.

(j)    “Company Group” shall mean the Company together with any direct or indirect subsidiaries of the Company.

(k)    “Compensation Committee” shall mean the Compensation Committee of the Board.

(l)    “Confidential Information” shall have the meaning set forth in Section 6(b) hereof.

(m)    “Delay Period” shall have the meaning set forth in Section 11(a) hereof.

(n)    “Disability” shall mean any physical or mental disability or infirmity of Executive that prevents the performance of Executive’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred eighty (180) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician mutually agreed to by the Company and Executive. The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(o)    “Earned Bonus” shall have the meaning set forth in Section 2(b) hereof.

(p)    “Excise Tax” shall have the meaning set forth in Section 7 hereof.

(q)    “Executive” shall have the meaning set forth in the preamble hereto.

(r)    “Good Reason” shall mean, without Executive’s written consent, (i) a material breach by the Company of this Agreement, any agreement evidencing an equity grant or other long-term incentive award, or any other written agreement between the Company and Executive, (ii) a diminution of, or reduction or adverse alteration of, Executive’s titles, duties, authorities or responsibilities or reporting lines, (iii) any requirement by the Company that Executive relocate to a principal place of business outside of the New York City metropolitan area, or (iv) a material reduction in Executive’s base salary or target annual bonus opportunity. Good Reason shall not exist without Executive providing thirty (30) days’ written notice of termination to the Company setting forth in reasonable specificity the event that constitutes Good Reason, which written notice to be effective, must be provided to the Company within ninety (90) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have the right to cure (if curable) the event that constitutes Good Reason.

(s)    “Nonqualifying Termination” shall mean a termination of Executive’s employment with the Company (i) by the Company for Cause, (ii) by Executive for any reason other than for Good Reason, (iii) as a result of Executive’s death or (iv) by the Company as a result of Executive’s Disability.

(t)    “Partnership” shall mean the Company’s operating partnership, Empire State Realty OP, L.P.

(u)    “Payment” shall have the meaning set forth in Section 7 hereof.

(v)    “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint‑stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(w)    “Proceeding” shall mean any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other.

(x)    “Release of Claims” shall mean the Release of Claims in the form attached hereto as Exhibit A.

(y)    “Restricted Period” shall have the meaning set forth in Section 6(c) hereof.

(z)    “Safe Harbor Amount” shall have the meaning set forth in Section 7 hereof.

(aa)    “Severance Benefits” shall have the meaning set forth in Section 4 hereof.

(bb)    “Termination Date” shall mean the date Executive’s employment with the Company terminates.

Section 2. Severance Payments.

If Executive’s employment with the Company is terminated during the Change in Control Termination Period other than by reason of a Nonqualifying Termination, then the Company shall pay or provide Executive with the following payments or benefits:

(a) The Accrued Obligations;

(b) Any earned but unpaid annual bonus with respect to any completed fiscal year that has ended prior to the Termination Date, which amount shall be paid at such time annual bonuses are generally paid to other senior executives of the Company Group, but in no event later than March 15th following the end of the fiscal year to which such annual bonus relates (“Earned Bonus”);

(c) Subject to achievement of the applicable performance conditions for the fiscal year of the Company in which Executive’s termination occurs (disregarding any subjective performance goals and any other exercise by the Compensation Committee of negative discretion), payment of the annual bonus that would otherwise have been earned in respect of the fiscal year in which such termination occurred, pro-rated to reflect the number of days Executive was employed during such fiscal year, which amount shall be paid at such time annual bonuses are generally paid to other senior executives of the Company Group, but in no event later than March 15th following the last day of the fiscal year in which the Termination Date occurred;

(d) Any service-based vesting or service requirements with respect to any equity grant and other long-term incentive award previously granted to Executive and then outstanding shall become vested and non-forfeitable as of the Termination Date and any performance-based equity grant and other long-term incentive award previously granted to Executive and then outstanding that has not been earned as of the Termination Date shall be earned at a pro-rata amount based on the actual performance for the performance period as of the Termination Date, and, in other respects, such awards shall be governed by the plans, programs, agreements, or other documents, as applicable, pursuant to which such awards were granted;

(e) An amount equal to two hundred percent (200%) of the sum of (i) Executive’s then-current base salary and (ii) the average annual cash bonus paid to Executive over the most recently completed three (3) fiscal years (or if Executive was not eligible to receive an annual cash bonus with respect to any of the three (3) fiscal years immediately preceding the fiscal year in which the Termination Date occurs, the average shall be determined for that period of fiscal years, if any, for which Executive was eligible to receive an annual cash bonus), which amount shall be paid in a lump-sum on the sixtieth (60th) day following the Termination Date; and

(f) To the extent permitted by applicable law and without penalty to the Company, subject to Executive’s election of COBRA continuation coverage under the Company’s group health plan, on the first regularly scheduled payroll date of each month for the eighteen (18)-month period commencing after the Termination Date, the Company will pay Executive an amount equal to the difference between Executive’s monthly COBRA premium cost and the premium cost to Executive as if Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars); provided, that any payments described herein shall cease in the event that Executive becomes eligible to receive health benefits from another employer that are substantially similar to those Executive was entitled to receive immediately prior to the Termination Date.

Section 3. Payments Upon Nonqualifying Termination of Employment.

If Executive’s employment with the Company shall terminate during the Change in Control Termination Period by reason of a Nonqualifying Termination, then Executive (or Executive’s beneficiary or estate) shall be entitled to the Accrued Obligations and, unless Executive is terminated by the Company for Cause, the Earned Bonus.

Section 4. Release.

Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to Section 2 hereof (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the Termination Date. If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his/her acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the Termination Date, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.

Section 5. Resignations.

Upon any termination of Executive’s employment with the Company, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group.

Section 6. Restrictive Covenants.

(a) General. Executive acknowledges and agrees that (i) the agreements and covenants contained in this Section 6 are (A) reasonable and valid in geographical and temporal scope and in all other respects and (B) essential to protect the value of the Company Group’s business and assets, and (ii) by Executive’s employment with the Company, Executive will obtain knowledge, contacts, know-how, training, and experience, and there is a substantial probability that such knowledge, know-how, contacts, training, and experience could be used to the substantial advantage of a competitor of the Company Group and to the Company Group’s substantial detriment.

(b) Confidential Information. Except as directed or authorized by the Company, Executive agrees that he/she will not, at any time during his/her employment with the Company or thereafter, make use of or divulge to any other Person any trade or business secret, process, method, or means, or any other confidential information concerning the business or policies of the Company Group that he/she may have learned in connection with his/her employment and that he/she knows to be confidential or proprietary (“Confidential Information”). Executive’s obligation under this Section 6(b) shall not apply to any information that (i) is known publicly without the fault of Executive, (ii) is in the public domain or hereafter enters the public domain without the fault of Executive, (iii) is known to Executive prior to his/her receipt of such information from the Company Group, (iv) is hereafter disclosed to Executive by a third party not under an obligation of confidence to the Company Group, or (v) is required to be disclosed by Executive to, or by, any governmental or judicial authority (provided that Executive provides the Company Group with prior notice of the contemplated disclosure and reasonably cooperates with the Company Group at its expense in seeking a protective order or other appropriate protection of such information). Executive agrees not to remove from the premises of any member of the Company Group, except as an employee, officer or director of the Company Group in pursuit of the business of the Company Group or except as specifically permitted in writing by the Board, any document or other object containing or reflecting any such Confidential Information. Executive recognizes that all such documents and objects, whether developed by him/her or by someone else, will be the sole exclusive property of the Company Group. Upon termination of Executive’s employment, Executive shall forthwith deliver to the Company Group all such Confidential Information, including, without limitation, all lists of customers, correspondence, accounts, records, and any other documents or property made or held by him/her or under his/her control in relation to the business or affairs of the Company Group, and no copy of any such Confidential Information shall be retained by him/her.

(c) Non-Competition. Executive covenants and agrees that during the period commencing on February 20, 2024 and ending on the six (6) month anniversary of the Termination Date (the “Restricted Period”), Executive shall not, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), engage, participate or assist, as an owner, partner, employee, consultant, director, officer, trustee or agent in any element of the Business (as defined below). Notwithstanding anything herein to the contrary, this Section 6(c) shall not prevent Executive from (i) acquiring as an investment securities representing not more than one percent (1%) of the outstanding voting securities of any publicly held corporation engaged in the Business or from indirectly acquiring securities of any company engaged in the Business as a result of being a passive investor in any mutual fund, hedge fund, private equity fund, or similar pooled account so long as Executive’s interest therein is less than one percent (1%) and he/she has no role in selecting, managing or advising with respect to investments thereof, or (ii) providing services to any entity whose primary business activity is not an element of the Business or a subsidiary, division or unit of any entity that engages in the Business so long as Executive and such subsidiary, division or unit does not engage in the Business so long as Executive provides written notice to the Company at least ten (10) business days prior to the commencement of providing any services to such subsidiary, division or unit. For the purposes of this Section 6(c), the “Business” shall mean the acquisition, development, management, leasing or financing of any office or retail real estate property located in New York County, New York, Fairfield County, Connecticut, Westchester County, New York, and any other geographic area in which the Company engages in such activities and any business activity that represents a significant portion of the business activity of the Company (measured as at least ten percent (10%) of the Company’s revenues on a trailing 12-month basis).

(d) Non-Interference. During the period commencing on February 20, 2024 and ending on the twenty-four (24) month anniversary of the Termination Date, Executive shall not, directly or indirectly, for his/her own account or for the account of any other Person, (i) encourage, solicit or induce, or in any manner attempt to encourage, solicit or induce, any Person employed by, or providing consulting services to the Company Group to terminate such Person’s employment or services (or, in the case of a consultant, to materially reduce such services) with the Company Group, (ii) hire any Person who was employed by the Company Group within the twelve (12) month period prior to the date of such hiring, or (iii) encourage, solicit or induce, or in any manner attempt to encourage, solicit or induce any tenant, customer, supplier, licensee or other business relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfering with the relationship of any such tenant, customer, supplier, licensee, or other business relation and the Company Group.

(e) Mutual Non-Disparagement. During Executive’s employment with the Company and at all times following Executive’s termination of employment for any reason, (i) Executive covenants and agrees that he/she will not, nor induce others to, disparage any member of the Company Group, its past and present officers, directors, employees, products or services and (ii) the Company shall not, and shall instruct members of its Board and the senior executives of the Company Group not to, disparage Executive. Nothing herein shall prohibit any party (i) from disclosing that Executive is no longer employed by the Company, (ii) from responding truthfully to any governmental investigation, legal process or inquiry related thereto, (iii) from making a good faith rebuttal of the other party’s untrue or misleading statement. For purposes of this Agreement, the term “disparage” means any statements, whether orally, in writing or through any medium (including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication), that intentionally disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of the other party.

(f) Post-Termination Cooperation. Executive agrees that following the termination of his/her employment, he/she will continue to provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any Proceeding relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge. The Company shall pay Executive at an hourly rate based upon Executive’s Base Salary as of the Termination Date and reimburse Executive for reasonable out-of-pocket expenses incurred with respect to his/her compliance with this Section 6(f). Executive also agrees that, in the event that he/she is subpoenaed by any Person (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise) that in any way relates to his/her employment by the Company and/or any other member of the Company Group, he/she will give prompt notice of such request to the Company and will make no disclosure until the Company Group has had a reasonable opportunity to contest the right of the requesting Person. Without limiting the generality of the foregoing, to the extent any member of the Company Group seeks Executive’s assistance, the Company Group will use reasonable commercial efforts, whenever possible, to provide Executive with reasonable advance notice of its need for him/her and will attempt to coordinate with Executive the time and place at which Executive’s assistance will be provided with the goal of minimizing the impact of such assistance on any other material pre-scheduled business commitment that Executive may have. Executive’s cooperation described in this Section 6(f) shall be subject to the term of the indemnification agreement between Executive, the Company and the Partnership and the indemnification provisions under the Company’s by-laws.

(g) Blue Pencil. If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 6 unenforceable, the other provisions of this Section 6 shall nevertheless stand, and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

(h) Breach of Restrictive Covenants. Without limiting the remedies available to the Company Group, Executive acknowledges that a breach of any of the covenants contained in Section 6 hereof may result in material irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely, and that in the event of such a breach or threat thereof, the Company Group shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 6 hereof, restraining Executive from engaging in activities prohibited by Section 6 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 6 hereof.

Section 7. Golden Parachute Tax Provisions.

If there is a change in ownership or control of the Company that would cause any payment or distribution by the Company or any other Person or entity to Executive or for Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by Executive with respect to such excise tax, the “Excise Tax”), then Executive will receive the greatest of the following, whichever gives Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (a) the Payments or (b) one dollar less than the amount of the Payments that would subject Executive to the Excise Tax (the “Safe Harbor Amount”). If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments constitutes nonqualified deferred compensation, then the reduction shall occur in the manner Executive elects in writing prior to the date of payment. If any Payment constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code) or if Executive fails to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to Executive, until the reduction is achieved. All determinations required to be made under this Section 7, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Company (the “Accounting Firm”). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon Company and Executive.

Section 8. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to him/her in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from his/her own tax advisors regarding this Agreement and payments that may be made to him/her pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 9. Scope of Agreement.

Nothing in this Agreement shall be deemed to alter the “at-will” nature of Executive’s employment or entitle Executive to continued employment with the Company.

Section 10. Set Off; Mitigation.

The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its affiliates. Executive shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 2(f), the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

Section 11. Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary—

(a) Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d) The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in accordance with such intent.

Section 12. Successors and Assigns; No Third-Party Beneficiaries.

(a) The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company will provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, it being agreed that in such circumstances, Executive’s consent will not be required in connection therewith.

(b) Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 12(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 13. Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 14. Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof

Section 15. Governing Law; Interpretation.

This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the State of New York applicable to contracts executed and to be wholly performed therein.

Section 16. Dispute Resolution.

Except to the extent necessary for the Company or any member of the Company Group or their successors or assigns to seek injunctive relief or other equitable relief described in Section 6(h), arbitration will be the method of resolving disputes under this Agreement. Notwithstanding the foregoing, the parties agree that before proceeding to arbitration, they will attempt in good faith to promptly resolve such dispute by mediation in New York, New York. The mediation will commence within forty-five (45) days of request therefore and will be before a single mediator selected by the Company and Executive from a list provided by Judicial Arbitration and Mediation Services, Inc. (“JAMS”). If the parties are unable to mutually select a mediator, then the mediator shall be appointed by JAMS. If any dispute is not resolved to the satisfaction of the parties in mediation or, unless the parties mutually agree otherwise, the dispute remains unresolved following thirty (30) days after the commencement of the mediation, the arbitration shall be held before a single arbitrator selected by the Company and Executive from a list provided by JAMS. All arbitrations arising out of this Agreement shall be conducted in New York, New York in accordance with the JAMS rules then in effect for executive employment disputes and arbitrations. If the Company and Executive cannot agree on a single arbitrator, the arbitration shall be conducted before a panel of three arbitrators, one selected by each party hereto and the third arbitrator selected by the parties’ two arbitrators from a list provided by JAMS. Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of this Agreement. The Company shall be responsible for paying the fees and costs of the mediator and arbitrator along with other mediation or arbitration-specific fees (except, if applicable, Executive’s petitioner’s filing fees) and its own expenses and Executive shall be responsible for his/her own expenses relating to the conduct of the mediation or arbitration (including reasonable attorneys’ fees and expenses), provided, however, the Company shall reimburse Executive for his/her costs and expenses in connection with such contest or dispute in the event Executive prevails, as determined by the arbitrator.

Section 17. Notices.

(a) Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records

(b) Date of Delivery. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 18. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 19. Entire Agreement.

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 20. Survival of Operative Sections.

Upon any termination of Executive’s employment, the provisions of Section 2 through Section 22 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 21. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual signature or by signature delivered by facsimile or by e-mail as a portable data format (.pdf) file or image file attachment.

Section 22. Termination.

(a) This Agreement shall terminate two (2) years after the date of any written notification from the Company to Executive terminating this Agreement; provided, however, that if a Change in Control occurs while this Agreement is still operative, any written notification to Executive terminating this Agreement (including any written notification given prior to such Change in Control), shall not be effective prior to the end of the Change in Control Termination Period; and provided, further, that this Agreement shall continue in effect following any termination of employment that is not a Nonqualifying Termination which occurs prior to such termination with respect to all rights and obligations accruing as a result of such termination.

* * *
[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

EMPIRE STATE REALTY TRUST, INC.

By:	/s/ Kevin Vilke
	Name:	Kevin Vilke
	Title:	SVP, Chief People Officer

EXECUTIVE

/s/ Stephen V. Horn
Name	Stephen V. Horn

Exhibit A

RELEASE OF CLAIMS

In consideration of the promises set forth in that certain Change in Control Severance Agreement between Stephen V. Horn (hereinafter referred to as “you” or “your”) and Empire State Realty Trust, Inc., a Maryland Corporation (the “Company”), dated as of February 20, 2024 (the “Change in Control Severance Agreement”), you agree as follows in this General Release of Claims (this “Release”), dated as of _______, 20__:

Section 1.     Opportunity for Review and Revocation. You have [twenty-one (21)][forty-five (45)] days to review and consider this Release. Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution, during which time you may revoke your acceptance of this Release by notifying Jacqueline Burns, in writing. To be effective, such revocation must be received by the Company no later than 5:00 p.m. on the seventh calendar day following its execution. Provided that this Release is executed and you do not revoke it, the eighth (8th) day following the date on which this Release is executed shall be its effective date (the “Effective Date”). In the event of your revocation of this Release pursuant to this Section 1, this Release will be null and void and of no effect, and the Company will have no obligations hereunder.

Section 2. Release and Waiver of Claims.

(a) As used in this Release, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

(b) For and in consideration of the Severance Benefits (as defined in the Change in Control Severance Agreement), and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors, and assigns, effective as of the Effective Date, do fully and forever release, remise, and discharge the Company, its direct and indirect parents, subsidiaries and affiliates, and their respective successors and assigns, together with their respective officers, directors, partners, stockholders, employees, and agents (collectively, the “Group”), from any and all claims whatsoever up to the date hereof which you had, may have had, or now have against the Group, whether known or unknown, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees.

(c) You acknowledge and agree that as of the date you execute this Release, you have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

(d) You specifically release all claims relating to your employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

(e) Notwithstanding any provision of this Release to the contrary, by executing this Release, you are not releasing any claims relating to: (i) your rights with respect to the Severance Benefits and any other rights under your Change in Control Severance Agreement or any other written agreement by and between you and the Company that survive the termination of your employment; (ii) any rights to accrued, vested benefits that you have under the employee benefit and fringe benefit plans, programs and arrangements of the Group; (iii) any claims that cannot be waived by law and any claims that may arise after the date on which you sign this Release; (iv) any rights that you have as a stockholder of the Company or an equity holder of any member of the Group; or (v) any indemnification rights (including advancement and reimbursement of legal fees and expenses) you may have as a former officer or director of the Company or its subsidiaries or affiliates or coverage under directors and officers liability insurance.

Section 3. Knowing and Voluntary Waiver. You expressly acknowledge and agree that you:

(a) Are able to read the language, and understand the meaning and effect, of this Release;

(b) Have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Release or its terms, and that you’re not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

(c) Are specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay you the Severance Benefits in consideration for your agreement to accept it in full settlement of all possible claims you might have or ever have had, and because of your execution of this Release;

(d) Acknowledge that, but for your execution of this Release, you would not be entitled to the Severance Benefits;

(e) Understand that, by entering into this Release, you do not waive rights or claims under ADEA that may arise after the date you execute this Release;

(f) Had or could have had [twenty-one (21)][forty-five (45)] days from the date of your termination of employment (the “Release Expiration Date”) in which to review and consider this Release and that if I execute this Release prior to the Release Expiration Date, you have voluntarily and knowingly waived the remainder of the review period;

(g) Have not relied upon any representation or statement not set forth in this Release or the Change in Control Severance Agreement made by the Company or any of its representatives;

(h) Were advised to consult with your attorney regarding the terms and effect of this Release; and

(i) Have signed this Release knowingly and voluntarily.

Section 4. No Suit. You represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge, or lawsuit, you agree that you shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and you shall pay any and all costs required in obtaining a dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to your employment with the Company, you agree that you shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and Section 2 of the Change in Control Severance Agreement will control as the exclusive remedy and full settlement of all such claims by you. You hereby agree to waive any and all claims to re-employment with the Company or any other member of the Group and affirmatively agree not to seek further employment with the Company or any other member of the Group.

Section 5. Successors and Assigns. The provisions hereof shall inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns.

Section 6. Severability. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

Section 7. Governing Law. This Release shall be governed by and construed in accordance with Federal law and the laws of the State of New York, applicable to releases made and to be performed in that State.

IN WITNESS WHEREOF, this Release has been executed as of the date first written above.

_________________________________
Stephen V. Horn